Exhibit 10.39

AMENDMENT NO. 3 TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of March 17, 2004, between CIT Group/Equipment Financing, Inc. (“Secured Party”) and Resorts International Hotel, Inc. (“Debtor”).

PRELIMINARY STATEMENTS

A. Pursuant to the Amended and Restated Loan and Security Agreement dated as of June 24, 2002 (as may be further amended, supplemented or modified from time to time, the “Loan Agreement”), by and between Debtor and Secured Party, Secured Party agreed to make certain Loans to Debtor upon the terms and conditions set forth therein.

B. Debtor and Secured Party desire to make certain amendments to the Loan Agreement, based on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party agree as follows:

1. Capitalized terms used in this Amendment shall have the same meanings given them in the Loan Agreement, unless otherwise defined herein.

2. Effectively automatically upon the consummation of the New Debtor’s Warehouse Transaction (as such term is defined in Section 6 of this Amendment), clause (b) of Section 3.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) a principal sum up to an aggregate of Five Million Dollars ($5,000,000) less an the principal amount outstanding from time to time under the Warehouse Note (as such term is defined in Section 6 of this Amendment) less the principal amount outstanding from time to time under the Existing Debt (the “Landmark Loan Facility”), to be used by Debtor solely to acquire machinery, furniture and/or equipment to be used in the business of Debtor other than in connection with the Expansion Project (the “Landmark Equipment”).”

3. The first sentence of Section 7.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“From the period beginning on the date hereof through the date on which all principal and interest on all Loans are indefeasibly paid in full, fail to maintain for the Debtor Group on a consolidated basis a minimum fixed charge coverage (“Minimum Fixed Charge Covenant”) of the following:

Rolling 4 Quarters Ending:	Minimum Fixed Charge
Inception through 12/31/03	1.00:1.0
03/31/04	1.00:1.0
06/30/04	1.00:1.0
09/30/04	1.00:1.0
12/31/04	1.00:1.0
03/31/05	1.00:1.0
06/30/05	1.00:1.0
09/30/05	1.05:1.0
12/31/05	1.10:1.0
03/31/06	1.15:1.0
06/30/06 and thereafter	1.20:1.0

4. Section 7.5 of the Loan Agreement is hereby further amended to insert the following new text at the end of such section:

“• So long as (y) the CRDA Warehouse Transaction (as such term is defined in Section 6 of this Amendment) and the New Debtor’s Warehouse Transaction are consummated on terms no different than those described in clause (a) and (b) of Section 6 of this Amendment, except with the prior written consent of the Secured Party and (z) none of the representations, warranties or covenants set forth in Section 6 of this Amendment are breached by Debtor, then capital expenditures (plus related, reasonable and documented closing costs of the Debtor Group required under GAAP to be capitalized) of up to $2,000,000 (in the aggregate) solely for the New Debtor’s Warehouse Transaction and capital improvements to the New Debtor’s Warehouse shall be excluded.”

5. Section 7.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.6 Maximum Senior Indebtedness/EBITDA. From the period beginning on the date hereof through the date on which all principal and interest on all Loans are indefeasibly paid in full, fail to maintain a ratio, as determined on a Debtor Group consolidated basis, between Senior Debt and EBITDA (“Senior Debt/EBITDA Maximum Leverage Covenant”) that does not exceed the following:

Rolling 4 Quarters Ending:	Maximum Leverage Ratio
Inception through 12/31/03	6.75:1.0
03/31/04	6.75:1.0
06/30/04	7.75:1.0
09/30/04	6.75:1.0
12/31/04	6.25:1.0
03/31/05	5.75:1.0
06/30/05	5.25:1.0
09/30/05	4.75:1.0
12/31/05	4.25:1.0
03/31/06	4.10:1.0
06/30/06	4.00:1.0
09/30/06	3.95:1.0
12/31/06	3.90:1.0
03/31/07	3.85:1.0
06/30/07	3.80:1.0
09/30/07	3.75:1.0
12/31/07	3.70:1.0
03/31/08	3.65:1.0
06/30/08	3.60:1.0
09/30/08	3.55:1.0
12/31/08 and thereafter	3.50:1.0

In the event Secured Party agrees to extend the Equipment Loan Period beyond June 30, 2004 for any period of time, then the foregoing dates shall be deemed extended by a like period of time.”

6. Debtor hereby represents, warrants and covenants to Secured Party that (a) Debtor and the New Jersey Casino Reinvestment Development Authority (“CRDA”) have agreed that (i) Debtor will sell to CRDA (and CRDA will purchase from Debtor) Debtor’s Warehouse for a purchase price of $1,200,000 in immediately available funds (the transaction described in this clause (a) shall be referred to herein as the “CRDA Warehouse Transaction”), (b) Debtor and Robert D. and Mildred N. Lehman (“Seller”) have agreed in principle that Debtor shall purchase from Seller (and Seller shall sell to Debtor) the warehouse of Seller located at 6573 Delilah Road, Egg Harbor New Jersey (Lot 3, Block 407) (the “New Debtor’s Warehouse”) for a purchase price of up to $1,800,000—$1,200,000 to be paid in cash (subject to customary closing adjustments) and $600,000 to be paid by a note (the “Warehouse Note”) (w) issued by Debtor to Seller, (x) in the aggregate principal amount of $600,000 (y) payable in three installments of principal (a $50,000 installment due on the earlier of December 15, 2004 or six months after Debtor opens its new hotel tower to the public; a $300,000 installment due on February 1, 2005; and the balance due on February 1, 2006 and (z) secured only by the New Debtor’s Warehouse and not by any other assets of any member of the Debtor Group (the transaction described in this clause (b) shall be referred to herein as the “New Debtor’s Warehouse Transaction”), (c) Debtor will not consummate the CRDA Transaction or the New Debtor’s Warehouse Transaction on terms different from those described in the immediately preceding clauses (a) and (b) (each a “Modified Transaction”) unless (I) Debtor delivers to Secured Party at least 10 business days prior to the proposed closing date of any such Modified Transaction a written certification executed by the Chief Financial Officer of the Debtor for the benefit of Secured Party that includes (x) a description in reasonable detail of such Modified Transaction, including, without limitation, a description of the differences between such Modified Transaction and the CRDA Transaction or the New Debtor’s Warehouse Transaction, as the case may be, as originally proposed, (y) pro forma financial information of Debtor that takes into account such differences and the affect of such differences on the covenants and other obligations of Debtor under the Loan Agreement, including, without limitation, the covenants of Debtor set forth in Section 7 of the Loan Agreement and (z) a representation and warranty to the effect that after giving effect to such Modified Transactions, Debtor will not be and might reasonably be expected not to be (on a pro forma basis) in default of the Loan Agreement, (d) if the CRDA Warehouse Transaction is consummated, then Debtor will use 100 percent of the proceeds from the same to fund the cash portion of the purchase price for the New Debtor’s Warehouse Transaction, and (e) if a mortgage is placed on the New Debtor’s Warehouse, Debtor shall deliver to Secured Party, in form and substance reasonably satisfactory to Secured Party, an agreement from each corresponding mortgagee for the benefit of Secured Party that, among other things, grants access rights to Secured Party in respect of the Collateral that may be stored in the New Debtor’s Warehouse from time to time.

7. If the New Debtor’s Warehouse Transaction occurs, then all references in the Loan Agreement to “Debtor’s Warehouse” shall mean the New Debtor’s Warehouse.

8. The definition of “EBITDA” in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“EBITDA” means earnings before interest, taxes, depreciation, and amortization; provided, that in the fiscal year of Debtor during which the Expansion Project is completed, one-time pre-opening costs of up to $3,000,000 incurred in connection with the Expansion Project that are required by GAAP to be charged as an expense prior to or upon opening shall be excluded for purposes of calculating EBITDA during such fiscal year.”

9. Pursuant to Section 15.7(a) of the Loan Agreement Debtor agrees to pay all the reasonable legal fees and expenses incurred by Secured Party in connection with the negotiation, preparation, execution and delivery of this Amendment (the “Relevant Legal Fees”). Accordingly, upon receipt by Debtor of an invoice for the Relevant Legal Fees from Secured Party’s counsel, Sills Cummis Radin Tischman Epstein & Gross, Debtor shall pay the same.

10. In order to induce Secured Party to enter into this Amendment, Debtor hereby represents and warrants that:

(a) Except as set forth herein, no Event of Default has occurred and is continuing or will occur after giving effect to the transactions contemplated by this Amendment.

(b) this Amendment has been duly authorized, executed and delivered by Debtor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

(c) the Loan Agreement and each of the Relevant Documents, after giving effect to this Amendment and the transactions contemplated hereby, continue to be in full force and effect and to constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms; and

(d) the representations and warranties made by Debtor in or pursuant to the Loan Agreement or any Relevant Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

11. This Amendment shall become effective as of March 17, 2004 upon receipt by Secured Party of (a) four (4) originals of this Amendment executed by each member of the Debtor Group party hereto and an original of this Amendment executed by Secured Party; (b) such other documents, instruments and certificates as Secured Party may reasonably request, in form and substance reasonably satisfactory to Secured Party (including, without limitation, incumbency certificates, UCC-1 financing statements, UCC, judgment and tax lien searches, charter documents and certificates of good standing); and (c) payment of the Relevant Legal Fees, and (d) payment to the Secured Party of an amendment fee of $20,000.

12. Debtor hereby confirms that all liens granted on the Collateral shall continue unimpaired and in full force and effect.

13. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

14. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflicts of law. This Amendment shall be binding upon and inure to the benefit of Debtor, Secured Party, and their respective successors and permitted assigns.

15. From and after the effectiveness hereof, all references to the Loan Agreement in the Loan Agreement or in any Relevant Document shall mean the Loan Agreement as amended and modified by this Amendment.

16. Except as amended and otherwise modified by this Amendment, the Loan Agreement and the Relevant Documents shall remain in full force and effect in accordance with their respective terms. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of the Loan Agreement or any Relevant Document, a waiver of any Event of Default thereunder, or a waiver or release of any of Secured Party’s rights or remedies (all of which are hereby reserved). Debtor expressly ratifies and confirms the waiver of jury trial and other provisions of Section 15.2 of the Loan Agreement.

[NO FURTHER TEXT ON THIS PAGE: SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, all as of the day and year first above written.

Debtor:

Resorts International Hotel, Inc.

By:	/s/ Audrey S. Oswell

Name/Title: Audrey S. Oswell
President and CEO

Secured Party:

CIT Group/Equipment Financing, Inc.

By:	/s/ Troy D. Adair

Name/Title: Troy D. Adair
Senior Credit Analyst

The undersigned also affirms and agrees that (i) its obligations under the Guaranty and Suretyship Agreement, dated June 24, 2002, for the benefit of Secured Party shall be unimpaired by this Amendment and (ii) such obligations remain unaltered and in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed, all as of the day and year first above written.

Guarantor:

Resorts International Hotel and Casino, Inc.

By:	/s/ Audrey S. Oswell

Name/Title: Audrey S. Oswell
President and CEO